Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 4th Quarter Cash Distribution

DALLAS, TEXAS, November 19, 2012—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.135622 per unit. The distribution will be payable December 7, 2012 to unitholders of record on November 29, 2012. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from July 1, 2012 to September 30, 2012. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 503 million cubic feet (“MMcf”) during this period compared to 505 MMcf in the previous quarter. Prices for this quarter to the trust averaged $2.78 per Mcf compared to $2.19 per Mcf for the previous quarter. Although production was relatively flat, prices for natural gas increased.

The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc.

In March 2012, WBWB notified the Trustee that it is undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. If WBWB decides to suspend production or abandon any such wells, such decision could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust. As of this date, the study has not been completed. This should be completed by year end.

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Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548